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                               LICENSE AGREEMENT

     LICENSE AGREEMENT ("Agreement") effective as of April 10, 1997 ("Effective Date") between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and NETOBJECTS CORPORATION, a Delaware corporation ("NETOBJECTS").

     NETOBJECTS has the right to license others under certain patents. IBM desires to acquire a nonexclusive license under those patents. In consideration of the premises and covenants herein contained, including the acquisition by IBM of a controlling interest in NETOBJECTS, and other good and valuable consideration, the receipt of which is hereby acknowledged, NETOBJECTS and IBM agree as follows:

SECTION 1.  DEFINITIONS

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.

1.2 "IHS Product" shall mean an Information Handling System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling System.

1.3  "Licensees" shall mean IBM and/or its Licensed Subsidiaries.

1.4 "IBM Patent Licensees" shall mean entities having a right to practice inventions covered by patents or patent applications owned or licensable by IBM or its Subsidiaries.

1.5 "Licensed Patents" shall mean all patents, including utility models and design patents and registrations of NETOBJECTS, and further including reissues, divisions, continuations, (but not including any new matter contained in continuations-in-part filed after the Divestiture Date) and foreign counterparts of the foregoing:

(a) issued or issuing on patent applications entitled to an effective filing date prior to June 30, 1998, or the Divestiture Date, whichever comes later;

(b) which, but for this Agreement, would be infringed by Licensee's making, using, importing, offering for sale, or leasing, selling or otherwise transferring a Licensed Product in the country in which such patent exists; and

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(c)  under which patents or the applications therefor NETOBJECTS or any of its
     Subsidiaries has, as of the Effective Date or hereafter obtains prior to the Divestiture Date, the right to grant licenses to IBM of or within the scope granted herein, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by NETOBJECTS or its Subsidiaries to third parties (except for payments between NETOBJECTS and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by NETOBJECTS or any of its Subsidiaries).

1.6 "Acquisition Date" shall mean such time that IBM acquires a controlling interest in NETOBJECTS.

1.7 "Divestiture Date" shall mean such time that IBM divests itself of a controlling interest in NETOBJECTS.

1.8  "Licensed Products" shall mean IHS Products.

1.9 "Licensed Subsidiaries" shall mean those entities which are Subsidiaries of IBM.

1.10 "Subsidiary" shall mean a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 2.  GRANT OF RIGHTS

2.1 Subject to Section 3, NETOBJECTS grants to Licensees a royalty-free, paid-up, worldwide, nonexclusive license under the Licensed Patents to make, have made, use, import, offer for sale, sell, lease and otherwise transfer Licensed Products or practice any method thereunder. In the event that IBM acquires additional Subsidiaries after the Effective Date and prior to the


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Divestiture Date, NETOBJECTS agrees that such Subsidiaries shall be Licensed
Subsidiaries.

     2.1.1 Subject to the rights granted in Section 2.1, NetObjects grants to IBM the right to sublicense IBM Patent Licensees only under Licensed Patents having an effective filing date on or after the Acquisition Date and before the Divestiture Date.

2.2 IBM shall be responsible for the compliance by Licensed Subsidiaries with the provisions of this Agreement. A license granted to a Subsidiary shall terminate automatically on the earlier of:

(a)  the date such Subsidiary ceases to be a Subsidiary of IBM; or

(b)  the date the license granted hereunder expires or is terminated.

2.3 No license, immunity or other right is granted under this Agreement, either directly or by implication, estoppel, or otherwise:

(a)  other than under the Licensed Patents;

(b) with respect to any item other than a Licensed Product notwithstanding that such other item may incorporate one or more Licensed Products; or

(c) to parties acquiring any item from IBM for the combination of such acquired item with any other item, including other items provided by Licensee, or for the use of any such combination even if such acquired item has no substantial use other than as part of such combination.

SECTION 3.  TERM AND TERMINATION

3.1 The term of this Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patents.

3.2 IBM shall have the right to terminate this Agreement upon written notice to NETOBJECTS.

SECTION 4.  MEANS OF COMMUNICATION

4.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following address and shall be effective upon mailing:


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            For IBM:                    For NETOBJECTS:

            Director of Licensing       ______________________
            500 Columbus Avenue         ______________________
            Thornwood, New York 10594   ______________________
            United States of America    ______________________
            Facsimile: (914) 742-6737   ______________________

SECTION 5.  MISCELLANEOUS

5.1 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

5.2 NETOBJECTS represents and warrants that it has the full right and power to grant the license set forth in Section 2, and that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of said license or with any other provisions of this Agreement. NETOBJECTS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOR SHALL NETOBJECTS HAVE ANY LIABILITY, IN RESPECT TO ANY INFRINGEMENT OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES OWING TO LICENSEES' OPERATION UNDER THE LICENSE HEREIN GRANTED.

5.3 In the event that licenses under additional patents that are licensable by NETOBJECTS prior to the Divestiture Date that are not licensable hereunder are required in order for Licensee to make, have made, use, import, offer for sale, sell and otherwise transfer any Licensed Products, then NETOBJECTS agrees to grant a royalty-free, paid-up license to IBM under such patents in a separate agreement; PROVIDED, HOWEVER, if the granting of a license under such additional patents will result in the payment of royalties or other consideration by NETOBJECTS to any third party, IBM shall be responsible for such payment.

5.4 In the event that NetObjects has the right to grant licenses under patents to others prior to the Divestiture Date, and such grant shall result in the payment of royalties or other consideration by NetObjects or its Subsidiaries to third parties, NetObjects agrees that it shall grant a license under such patents to IBM Patent Licensees, upon written request therefrom, to the extent and subject to the terms and conditions under which it then has the right to do so and at the same royalty that NetObjects would be obligated to pay the third party.

5.5 IBM shall grant to NetObjects, prior to the Divestiture Date, a license to make, use, import, offer to sell, sell, lease and otherwise transfer any NetObjects product. Said license shall be on terms and conditions no less favorable than IBM's then current terms and conditions under which it grants patent licenses to third parties. Said right shall be with respect to any patent under which IBM or any of its Subsidiaries has the right to grant licenses to unaffiliated third parties at any time on or before the Divestiture Date.


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5.6  Nothing contained in this Agreement shall be construed as:

     5.6.1 superseding any terms and conditions of the NetObjects License Agreement, executed on March 18, 1997, by and between IBM and NetObjects; or

     5.6.2 as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right.

5.7 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

5.8 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party, in which event it shall be effective as of the later of the Effective Date.

5.9 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, United States of America, as such law applies to contracts signed and fully performed in the State of New York.

5.10 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     This Agreement embodies the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communication between them.

AGREED TO:                                AGREED
INTERNATIONAL BUSINESS MACHINES           NETOBJECTS, INC.
CORPORATION

By:                                       By: /s/ Samir Arora
    ------------------------------------      ----------------------------------
    Lee A. Dayton                             Samir Arora
    Vice President                            President
    Corporated Development & Real Estate


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